Exhibit 99.1

                  Jack in the Box Inc. Reports Third
Quarter Earnings; Raises Fiscal 2007 Earnings Forecast; Plans 2-For-1
                             Stock Split


    SAN DIEGO--(BUSINESS WIRE)--Aug. 8, 2007--Jack in the Box Inc. (NYSE: JBX) today reported earnings of $34.7 million, or $1.08 per diluted share, for the quarter ended July 8, 2007, compared with $27.8 million, or 77 cents per diluted share, for the same quarter a year ago. Year-to-date net earnings increased to $99.3 million, or $2.90 per diluted share, versus $74.9 million, or $2.09 per diluted share, for the same period last year.

    Third quarter earnings exceeded by 19 cents the high end of the range previously forecast by the company and analysts' First Call consensus estimate - 89 cents - due primarily to the following, in approximate amounts:

    -- +8 cents from higher sales and franchise revenues, and good expense controls, partially offset by lower restaurant operating margin due to higher food costs.

    --  +7 cents primarily from an insurance recovery.

    -- +4 cents due to higher gains from the planned refranchising of 22 Jack in the Box(R) restaurants, which had higher-than-average cash flows.

    "Our success in executing the company's strategic plan has Jack in the Box Inc. well on its way to another record year of earnings," said Linda A. Lang, chairman and chief executive officer. "We're growing our business, expanding our franchise operations, and, through the holistic reinvention of the Jack in the Box brand, broadening our appeal and becoming a preferred dining destination for our guests."

    Third quarter financial highlights

    Same-store sales at Jack in the Box company restaurants were up
7.4 percent in the third quarter, with an increase in both average check and transactions, on top of a year-ago increase of 2.9 percent. Year to date, same-store sales were up 6.4 percent on top of a 4.3 percent increase for the same period last year. System same-store sales at Qdoba Mexican Grill(R) increased 5.0 percent in the third quarter on top of a 6.0 percent increase in the third quarter of 2006. Year to date, same-store sales were up 4.2 percent at Qdoba on top of a 6.5 percent increase for the first three quarters of fiscal 2006.

    Restaurant operating margin was 17.4 percent of sales in the third quarter compared with the company's internal forecast of 17.9 percent and 18.7 percent a year ago, due primarily to higher commodity costs offset by fixed cost leverage from higher sales in 2007, profit improvement program initiatives and labor efficiencies. Year to date, restaurant operating margin improved to 18.1 percent of sales versus
17.4 percent for the same period a year ago, with the 70-basis-point improvement due primarily to fixed cost leverage from higher sales in 2007, profit improvement program initiatives, and lower costs for utilities, partially offset by higher food costs.

    Beef costs for the quarter were up approximately 9 percent versus prior year. Egg and cheese costs were also up substantially for the quarter. The company expects higher food costs to continue for the balance of the calendar year, with some softening in beef prices versus the third quarter.

    SG&A expense rate in the third quarter improved to 9.1 percent of revenues compared with 10.6 percent last year, due primarily to leverage from higher sales and franchise revenues, lower pension expense, an insurance recovery, profit improvement program initiatives and the impact of the company's refranchising strategy.

    Jack in the Box opened 10 new company and franchised restaurants in the third quarter, the same as last year, and Qdoba opened 18 company and franchised restaurants versus 14 last year. In the quarter, Qdoba purchased nine franchised restaurants in western Michigan, which it plans to develop as a company market. Year to date, Jack in the Box added 30 new restaurants, including 11 franchised locations, versus 19 new restaurants last year, which included 4 franchised locations. Qdoba added 60 new company and franchised restaurants in the first three quarters of fiscal 2007 compared with 50 a year ago. At July 8, the company's system total comprised 2,107 company and franchised Jack in the Box restaurants, including 58 with Quick Stuff(R) convenience stores, and 371 company and franchised Qdoba restaurants.

    Gains on sale of company-operated restaurants were $12.6 million in the third quarter, resulting from the sale of 22 Jack in the Box company restaurants to franchisees. In the third quarter of fiscal 2006, gains on sale of company-operated restaurants totaled $5.6 million, resulting from the sale of 17 Jack in the Box company restaurants to franchisees. The difference in average gains is related to the specific sales and cash flows of restaurants sold.

    The effective tax rate in the third quarter was 35.3 percent versus 34.1 percent a year ago, with the lower rate in 2006 due primarily to specific tax-planning initiatives and tax credits.

    Capital expenditures were $38.3 million in the quarter compared with $35.0 million in fiscal 2006, with the increase due primarily to investment in the Jack in the Box re-image program.

    Franchising and new market expansion

    Included among the 22 Jack in the Box restaurants refranchised in the third quarter was a transaction involving 14 locations in Houston, which was previously an entirely company-operated market.

    The company has signed franchise development agreements to expand the Jack in the Box brand into three new contiguous markets:
Albuquerque, N.M., Midland/Odessa, Texas, and Abilene/San Angelo,
Texas. The first restaurants in these new markets are scheduled to open in 2008.

    Additionally, construction is currently underway on company-operated Jack in the Box restaurants in two new contiguous markets: Denver, Colo., and Corpus Christi, Texas. The first restaurants in these new markets are scheduled to open in the next few months.

    Third quarter initiatives

    -- In the third quarter, Jack in the Box became the first major quick-serve chain to offer an all-sirloin hamburger patty, which weighs in at nearly one-third of a pound after cooking. The 100% Sirloin Burger is served on a toasted bakery-style bun with peppercorn mayo, pickle strips, lettuce and tomato. Guests have the opportunity to customize their burger with American, cheddar or Swiss cheese, grilled or red onions, and bacon.

    -- In June, Jack in the Box enhanced its entire line of entree salads with a new blend of mostly romaine lettuce and spring mix and another customization option - a choice of grilled or crispy chicken strips. Jack in the Box also added a BBQ Ranch Chicken Salad, which is topped with real cheddar cheese, fresh cucumber slices and red onion rings, and served with crunchy barbecue tortilla strips, barbecue sauce and ranch dressing on the side.

    -- Other menu additions include the following: a Blackberry Shake, made with real vanilla ice cream blended with pieces of real blackberries and served with creamy whipped topping and a maraschino cherry; and a Chocolate Overload Cake, a bundt-style dessert made from dark European and double-dutch cocoa mixed with bittersweet chocolate chips and topped with a drizzle of chocolate butter cream frosting.

    Upgrading the menu with innovative products featuring high-quality ingredients, along with improving the guest experience through service initiatives and enhancements to the restaurant environment, is a primary focus of the company's strategy to holistically reinvent the Jack in the Box brand. Through the first three quarters of fiscal 2007, Jack in the Box re-imaged 118 restaurants with a comprehensive program that includes a complete redesign of the dining room and common areas. Interior finishes include ceramic tile floors, a mix of seating styles ranging from booths and bars to high-top round tables, decorative pendant lighting, and graphics and wall collages. The program, which is expected to be rolled out to 150-200 restaurants in fiscal 2007 and to the entire Jack in the Box system in 4-5 years, also includes music, uniforms and packaging, along with new paint schemes, landscaping and other exterior enhancements.

    "We're continuing to see positive sales trends and higher guest satisfaction ratings in markets that have been re-imaged," Lang said.

    2-for-1 stock split

    In a separate news release issued yesterday, Jack in the Box Inc. announced that its Board of Directors has approved a 2-for-1 split of the company's common stock, to be effected in the form of a special 100 percent stock dividend. The split is subject to stockholder approval of a charter amendment to increase the number of shares of the company's authorized common stock. The proposed increase in authorized common stock would provide sufficient authorized and unissued shares of common stock to ensure consummation of the split, satisfy the company's obligations under its benefit plans, and accommodate other corporate purposes. The company will hold a special meeting of stockholders, which is tentatively set for Sept. 21, 2007, to vote on the charter amendment to increase the number of authorized shares of common stock.

    Fiscal year 2007 guidance update (in approximate amounts)

    Jack in the Box Inc. today updated its earnings guidance and certain underlying assumptions for fiscal year 2007:

    --  $3.62-3.66 per diluted share in earnings.

    -- 5.5-6.0 percent same-store sales increase at Jack in the Box company-operated restaurants.

    -- 3.0-5.0 percent same-store sales increase at Qdoba system restaurants.

    -- $38-40 million in gains from the sale of 75-80 restaurants to franchisees.

    --  Tax rate of approximately 36 percent.

    -- 45-50 new company and franchise-operated Jack in the Box restaurants.

    --  80-90 new company and franchise-operated Qdoba restaurants.

    -- $170-175 million in capital expenditures, including investment costs related to the Jack in the Box restaurant re-image program, kitchen enhancements, and Qdoba's third-quarter acquisition of nine franchised restaurants.

    Fourth quarter guidance (in approximate amounts)

    Jack in the Box Inc. also today announced the following guidance for the fourth quarter of 2007:

    --  72-76 cents per diluted share in earnings.

    -- 4.0-4.5 percent same-store sales increase at Jack in the Box company-operated restaurants, on top of a 5.9 percent increase in 2006.

    Fourth quarter initiatives

    Among the company's fourth-quarter marketing events are the following:

    -- Last month, Jack in the Box introduced Real Ice Cream Floats, delightfully refreshing beverages featuring vanilla ice cream mixed with a choice of soda, including Barq's(R) Root Beer, Dr Pepper(R) and Fanta(R) orange. Beginning August 13, Jack in the Box will launch a limited-time promotion to "Float Your Combo," whereby guests can upgrade their combo meal beverages with a Real Ice Cream Float for a slight charge.

    -- Next week, the company will enhance its breakfast menu with a Sirloin Steak & Egg Burrito, which will feature a flour tortilla stuffed with 100% sirloin steak, shredded cheddar and pepper jack cheeses, scrambled eggs and hash browns, topped with a chipotle sauce and served with a side of fire-roasted salsa.

    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE: JBX), based in San Diego, is a restaurant company that operates and franchises Jack in the Box(R) restaurants, one of the nation's largest hamburger chains, with more than 2,100 restaurants in 17 states. The company also operates a proprietary chain of convenience stores called Quick Stuff(R), with more than 50 locations, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill(R), an emerging leader in fast-casual dining, with more than 370 restaurants in 39 states. For more information, visit www.jackinthebox.com.

    Safe harbor statement

    Except for the historical information contained herein, the matters discussed and statements made in this press release are forward-looking statements that are subject to substantial risks and uncertainties. These statements may be identified by the use of words such as "believe," "expects," "will," and other words of similar meaning.

    The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: rising costs for food, wages, employee benefits, construction, fuel and utilities, which may not be offset by price increases or operational efficiencies; delays in the opening of new or remodeled restaurants; the uncertainty whether localized results for products or facility enhancements are predictive of successful results on a larger scale; loss of sales due to restaurant closures related to weather or other adverse conditions in the regions in which restaurants are located; changes in laws, regulations and accounting rules and interpretations; the costs of legal claims by employees, franchisees, customers, stockholders and others; and adverse economic and other local, national and international conditions or events which affect consumer confidence and spending. Further information about factors that could affect the company's financial and other results is included in the company's annual report on Form 10-K and its periodic reports on Forms 10-Q filed with the Securities and Exchange Commission. The information in this press release is as of August 7, 2007. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.



                 JACK IN THE BOX INC. AND SUBSIDIARIES

             UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                 (In thousands, except per share data)

                           Twelve Weeks Ended     Forty Weeks Ended
                           ------------------- -----------------------
                            July 8,   July 9,    July 8,     July 9,
                             2007      2006       2007        2006
                           ------------------- -----------------------

Revenues:
 Restaurant sales          $503,080  $488,054  $1,654,933  $1,615,756
 Distribution and other
  sales                     143,972   130,076     437,529     378,159
 Franchised restaurant
  revenues                   33,151    25,216     105,100      81,197
                           --------- --------- ----------- -----------
                            680,203   643,346   2,197,562   2,075,112
                           --------- --------- ----------- -----------
Operating costs and
 expenses:
 Restaurant costs of sales  164,372   149,399     521,703     504,913
 Restaurant operating
  costs                     250,998   247,598     834,386     829,164
 Distribution and other
  costs of sales            142,329   128,218     433,483     373,510
 Franchised restaurant
  costs                      13,201    10,679      42,544      33,530
 Selling, general and
  administrative expenses    62,170    68,193     221,074     226,874
 Gains on sale of company-
  operated restaurants      (12,638)   (5,642)    (27,039)    (19,829)
                           --------- --------- ----------- -----------
                            620,432   598,445   2,026,151   1,948,162
                           --------- --------- ----------- -----------

Earnings from operations     59,771    44,901     171,411     126,950

Interest expense, net         6,099     2,685      16,874      10,115
                           --------- --------- ----------- -----------

Earnings before income
 taxes                       53,672    42,216     154,537     116,835

Income taxes                 18,929    14,375      55,231      41,984
                           --------- --------- ----------- -----------

Net earnings               $ 34,743  $ 27,841  $   99,306  $   74,851
                           ========= ========= =========== ===========

Net earnings per share:
 Basic                     $   1.11  $    .79  $     2.98  $     2.15
 Diluted                   $   1.08  $    .77  $     2.90  $     2.09

Weighted-average shares
 outstanding:
 Basic                       31,180    35,073      33,328      34,858
 Diluted                     32,027    36,018      34,267      35,850




                JACK IN THE BOX INC. AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                  July 8,    July 9,
                                                    2007       2006
----------------------------------------------------------------------

                     ASSETS
Current assets:
 Cash and cash equivalents                       $   86,512 $  191,523
 Accounts and other receivables, net                 47,003     28,608
 Inventories                                         44,879     40,964
 Other current assets                               105,434     98,595
                                                 ---------- ----------
  Total current assets                              283,828    359,690
                                                 ---------- ----------

Property and equipment, net                         920,305    883,424

Other assets, net                                   224,055    178,920
                                                 ---------- ----------

  TOTAL                                          $1,428,188 $1,422,034
                                                 ========== ==========

      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Current maturities of long-term debt            $    5,960 $    7,916
 Other current liabilities                          273,952    278,863
                                                 ---------- ----------
  Total current liabilities                         279,912    286,779
                                                 ---------- ----------

Long-term debt, net of current maturities           428,441    284,105

Other long-term liabilities                         214,166    214,428
                                                 ---------- ----------
  Total liabilities                                 922,519    785,312
                                                 ---------- ----------

Stockholders' equity                                505,669    636,722
                                                 ---------- ----------

  TOTAL                                          $1,428,188 $1,422,034
                                                 ========== ==========



    CONTACT: Jack in the Box Inc.
             Brian Luscomb, 858-571-2229
             Division Vice President, Corporate Communications brian.luscomb@jackinthebox.com www.jackinthebox.com